CONTACTS

Anthony J. DeFazio	Nicholas Radesca, CFO & Treasurer
Diccicco Battista Communications	Business Development Corporation of America
tdefazio@ddcworks.com	nradesca@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America Announces an Increase to its Public Offering Price and Annualized Distribution

New York, New York, April 5, 2013 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that its board of directors authorized an increase to the public offering price of its common shares from $10.90 to $11.00 per share on April 3, 2013. The change will become effective with BDCA’s next bi-monthly closing, scheduled on or about April 16, 2013, and is consistent with the Company’s pricing policy, which ensures that its net offering price will not exceed its net asset value (“NAV”) per share.

As previously announced, BDCA intends to sustain a 7.75% annualized distribution rate, subject to further approval by its board of directors, with each subsequent public offering price increase. Therefore, the Company’s board of directors also authorized an increase to the Company’s annualized distribution, to be effective with its next bi-monthly closing, scheduled on or about April 16, 2013. BDCA’s board of directors will review BDCA’s annualized distribution with each future public offering price increase to determine whether the Company should continue to sustain a 7.75% annualized distribution rate.

The Company’s Chief Investment Officer, Robert K. Grunewald, noted, “The value of our portfolio has increased again, justifying another price increase. We are pleased to announce that our NAV continues to grow as we enter the second quarter of 2013.”

Important Notice

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objectives, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

To arrange interviews with BDCA Adviser, LLC executives, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.